Exhibit 10.2
May 31, 2013

Lesli Gilbert
(Address)

Dear Lesli,
The Wet Seal, Inc. (the “Company”) is pleased to offer you employment as Executive Vice President, Stores and Operations, reporting to John Goodman, Chief Executive Officer. Your start date will be June 10th 2013.
Should you accept employment with the Company, you will receive a starting bi-weekly base salary of $15,384 (26 pay periods per year), which is an annualized rate of $400,000.00. In addition, you will be eligible to participate in The Wet Seal, Inc. Fiscal 2013 Corporate Incentive Plan with a target of 50% (pro-rated) of your base salary. For additional details, terms and conditions that apply, please refer to the plan document. Please note that bonus eligibility criteria are within the plan document.
In addition to your salary, the Company will grant you equity awards in the form of restricted and performance stock units representing a target value of $150,000 that will vest over a 3-year period as outlined below:
Restricted Stock Units (60%)
On the commencement of your employment (“Grant Date”), you will be granted an award of $90,000 of restricted stock units (“Restricted Stock Units”). The total number of shares will be determined by dividing (i) $90,000 by (ii) the greater of (x) the average closing trading price of the Company's Class A Common Stock over the thirty (30) calendar days ending on the day prior to the Grant Date (the “30-Day Average Price”) and (y) the closing trading price of the Company's Class A Common Stock on the Grant Date. The Restricted Stock Units will vest and the risk of forfeiture thereon lapse with respect to one-third (1/3rd) of the total number of shares of Restricted Stock Units initially subject to such award on each anniversary of the Grant Date, such that the Restricted Stock Units will be fully vested on the third (3rd) anniversary of the Grant Date.
Performance Stock Units (40%)
On the Grant Date, you will also be granted an award of a target number of units of performance stock units (“Performance Stock Units”) determined by dividing (i) $60,000 by (ii) the greater of (x) the 30-Day Average Price and (y) the closing trading price of the Company's Class A Common Stock on the Grant Date. The number of Performance Stock Units eligible for time-based vesting will be determined based upon the achievement of performance goals established by the Board for fiscal 2013, which goals were established on April 8, 2013, and which are consistent with such goals established with respect to fiscal 2013 Performance Stock Unit grants made to other executives of the Company. Any Performance Stock Units that become eligible for time-based vesting will vest in three equal installments.
The first installment will vest on the date the achievement of performance goals is certified, and the second and third installments will vest on the second and third anniversaries of the Grant Date, respectively, subject to your continued employment through such vesting dates. Any Performance Stock Units that do not become eligible for vesting based on performance will automatically be forfeited on the date performance is certified by the Board or the Compensation Committee of the Board. The Performance Stock Units will otherwise be subject to the terms of the plan pursuant to which they are granted.

To assist you in your transition to Orange County, the Company is pleased to offer you relocation assistance up to $60,000 (gross amount), to cover moving-related expenses and incidentals. At your option, this may be paid to you as a reimbursement of actual approved relocation costs incurred and paid by you, or you may submit approved invoices for your relocation costs for direct payment by the Company to the relocation service providers. To the extent your approved relocation expenses are less than $60,000, the remaining amount is forfeited. Should you voluntarily leave the Company's employment in the first 12 months, you must repay any pro-rated amount based on number of days worked within the first 12 months before you voluntarily leave. By signing below, you agree that, in the event you are required to repay any portion of the relocation assistance amount, the Company may deduct this amount from any salary, bonus, vacation, expense reimbursements or other payments otherwise payable to you at that time. It is expected that you will relocate to within a 30 mile radius of the corporate headquarters in Foothill Ranch, California within ninety (90) days of your date of hire.
In addition to your relocation assistance, the Company will reimburse you for up to three months of temporary housing in a furnished apartment at a monthly cost not to exceed TBC after obtaining several comparative quotes. Requests for reimbursement must be submitted on a monthly basis, with all receipts for reimbursement submitted no later than 150 days after your date of hire. During the first three months of your employment, the Company will provide 5 roundtrip economy airfares for travel from our corporate headquarters in Foothill Ranch, California to your home.
You are eligible to participate in the Company's benefits effective the first day of the month following your start date. Vacation accrues at the annual rate of 4 weeks. The Wet Seal operates on a Focal Review cycle. Performance assessments are normally conducted in April of each year and may be pro-rated accordingly. You will be eligible for a merit increase in 2014. Please refer to the employee handbook for further information.
Employment with the Company is considered “employment at-will,” which means that either you or the Company may terminate your employment at any time for any reason or no reason, with or without cause or prior notice or warning. This policy of at-will employment may be changed only by a written employment agreement signed by the Chief Executive Officer of the Company that expressly revises, modifies, deletes, or supersedes the policy of at-will employment; it may not be modified by an oral or implied agreement. Unless employment is covered by a written employment agreement providing otherwise, this policy of at-will employment is the sole and entire agreement between you and the Company as to the duration of employment and the circumstances under which employment may end. With the exception of employment at-will, terms and conditions of employment with the Company may be modified at the sole discretion of the Company with or without cause or notice at any time.
In the event of a termination of your employment by the Company without cause you are offered participation in the Wet Seal, Inc. Severance and Change in Control Plan at the level of Executive Vice President.
This offer is contingent upon proper U.S. work authorization, successful completion of all reference checks, background investigation, and the completion of the Company's standard package of new hire forms (including Confidentiality / Non-Disclosure and Arbitration Agreements).
I look forward to you joining our team! Please sign your acceptance of this employment opportunity below and return to me via email or via facsimile at 949-699-4722.
Sincerely,

John D. Goodman
Chief Executive Officer
The Wet Seal, Inc.

I accept the terms and conditions of this offer letter.

Signature	Date	Start Date